UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

SCHEDULE 13G

(AMENDMENT NO. 1)

Sequenom, Inc.
(Name of Issuer)

Common Stock, $.001 Par Value Per Share
(Title of Class of Securities)

817337108
(CUSIP Number)

June 5, 2008
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

Schedule 13G

CUSIP No. 817337108	Page 2 of 11

1	NAMES OF REPORTING PERSONS: I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

	ComVest Investment Partners II, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☒

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,586,187 Shares

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		1,586,187 Shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,586,187 Shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	3.38% of Common Stock

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

Schedule 13G

CUSIP No. 817337108	Page 3 of 11

1	NAMES OF REPORTING PERSONS: I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

	ComVest II Partners, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☒

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,586,187 Shares

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		1,586,187 Shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,586,187 Shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	3.38% of Common Stock

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

Schedule 13G

CUSIP No. 817337108	Page 4 of 11

1	NAMES OF REPORTING PERSONS: I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

	ComVest Group Holdings, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☒

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,586,187 Shares

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		1,586,187 Shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,586,187 Shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	3.38% of Common Stock

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

Schedule 13G

CUSIP No. 817337108	Page 5 of 11

1	NAMES OF REPORTING PERSONS: I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

	Robert L. Priddy

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☒

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	USA

	5	SOLE VOTING POWER:

NUMBER OF		324,372

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,586,187 Shares

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		324,372

WITH:	8	SHARED DISPOSITIVE POWER:

		1,586,187 Shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,910,559 Shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	4.07% of Common Stock

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

Schedule 13G

CUSIP No. 817337108	Page 6 of 11

1	NAMES OF REPORTING PERSONS: I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

	Michael S. Falk

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☒

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	USA

	5	SOLE VOTING POWER:

NUMBER OF		28,337

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,586,187 Shares

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		28,337

WITH:	8	SHARED DISPOSITIVE POWER:

		1,586,187 Shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,614,524 Shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	3.44% of Common Stock

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

Item 1(a):	Name of Issuer.

Sequenom, Inc.

Item 1(b):	Address of Issuer’s Principal Executive Offices.

3595 John Hopkins Court, San Diego, CA 92121

Item 2(a):	Name of Person Filing.

ComVest Investment Partners II, LLC ("ComVest")
ComVest II Partners, LLC ("ComVest II Partners")
ComVest Group Holdings, LLC ("Group")
Robert L. Priddy
Michael S. Falk

Item 2(b):	Address of Principal Business Office or, if none, Residence.

One North Clematis Street, Suite 300, West Palm Beach, Florida 33401

Item 2(c):	Citizenship.

Each of ComVest, ComVest II Partners and Group are Delaware entities
Each of Robert L. Priddy and Michael S. Falk are U.S. citizens.

Item 2(d):	Title of Class of Securities.

Common Stock, $.001 Par Value Per Share

Item 2(e):	CUSIP Number: 817337108

Item 3:	If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

This Statement is being filed pursuant to Rule 13d-1(c).

Item 4:	Ownership.

(a) Amount beneficially owned by all reporting persons: 1,938,896 Shares
(b) Percent of class: 4.13% of Common Stock
(c) Number of shares as to which the reporting persons have:

(i)	sole power to vote or to direct the vote: 352,709 Shares
(ii)	shared power to vote or to direct the vote: 1,586,187 Shares
(iii)	sole power to dispose or to direct the disposition: 352,709 Shares
(iv)	shared power to dispose or to direct the disposition: 1,586,187 Shares

Item 5:	Ownership of Five Percent or Less of a Class.

If this statement is being filed to reflect the fact that as of the date hereof the reporting person has ceased to be the owner of more than five percent of the class of securities, check the following: ☒.

Item 6:	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable

Item 7:	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not Applicable

Item 8:	Identification and Classification of Members of the Group.

The reporting persons are a group for purposes of filing this Schedule 13G. See Exhibit 1 attached hereto.

Item 9:	Notice of Dissolution of Group.

Not Applicable

Item 10:	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 28, 2008	ComVest Investment Partners II LLC

By: ComVest II Partners, LLC, its managing member

	By:	/s/ Cecilio Rodriguez
Name: Cecilio Rodriguez
Title: Treasurer

Dated: July 28, 2008	ComVest II Partners, LLC

	By:	/s/ Cecilio Rodriguez
Name: Cecilio Rodriguez
Title: Treasurer

Dated: July 28, 2008	ComVest Group Holdings, LLC

	By:	/s/ Cecilio Rodriguez
Name: Cecilio Rodriguez
Title: Treasurer

Dated: July 28, 2008	/s/ Michael S. Falk
Michael S. Falk, individually

Dated: July 28, 2008	/s/ Robert L. Priddy
Robert L. Priddy, individually

Exhibit 1

The name of the Reporting Person is ComVest Investment Partners II LLC, a Delaware limited liability company ("ComVest"). ComVest is a private investment company. The managing member of ComVest is ComVest II Partners LLC, a Delaware limited liability company ("ComVest II Partners"), the managing member of which is ComVest Group Holdings, LLC, a Delaware limited liability company ("Group"). Michael Falk ("Falk") is the Chairman and principal member of Group. Robert Priddy ("Priddy") is a member of ComVest II Partners. Falk and Priddy are citizens of the United States of America.

JOINT FILING AGREEMENT

The undersigned hereby consent to the joint filing by any of them of a Statement on Schedule 13G and any amendments thereto, whether heretofore or hereafter filed, relating to the securities of Sequenom, Inc. and hereby affirm that this Schedule 13G is being filed on behalf of each of the undersigned.

Dated: July 28, 2008	ComVest Investment Partners II LLC

By: ComVest II Partners, LLC, its managing member

	By:	/s/ Cecilio Rodriguez
Name: Cecilio Rodriguez
Title: Treasurer

Dated: July 28, 2008	ComVest II Partners, LLC

	By:	/s/ Cecilio Rodriguez
Name: Cecilio Rodriguez
Title: Treasurer

Dated: July 28, 2008	ComVest Group Holdings, LLC

	By:	/s/ Cecilio Rodriguez
Name: Cecilio Rodriguez
Title: Treasurer

Dated: July 28, 2008	/s/ Michael S. Falk
Michael S. Falk, individually

Dated: July 28, 2008	/s/ Robert L. Priddy
Robert L. Priddy, individually